Exhibit 99.1

Contact:

Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT CORPORATION REPORTS
FIRST QUARTER 2006 RESULTS
Company realizes revenue growth of 36.5% and 23.5% increase in earnings as its growth strategy continues to show solid results.

OCEANSIDE, New York. -May 15, 2006 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter ended March 31, 2006.

Revenues for the quarter ended March 31, 2006, consisting primarily of monthly recurring revenues (MRR), increased 36.5% to $7,150,211 as compared to $5,238,570 for the same period in 2005. Net income for the quarter ended March 31, 2006 increased 23.5% to $279,767 or $0.03 per diluted share compared to $226,499 or $0.03 per diluted share for the same period in 2005. Net Income for the trailing twelve months ended March 31, 2006 and 2005 was $985,704 and $457,303, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the quarter ended March 31, 2006 increased 16.8% to $1,358,855 as compared to $1,163,239 for the same period in 2005. EBITDA for the trailing twelve months ended March 31, 2006 and 2005 was $5,108,358 and $4,016,958, respectively, a 27.2% increase.

The Company affirms its guidance issued on March 30, 2006 that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by 34% to $30,000,000 while also projecting a 29% increase in earnings to $1,200,000 for the year ending December 31, 2006. This projection does not assume any contribution to anticipated results from future acquisitions.

Howard M. Siegel, AMAC’s Chief Executive Officer, commented, “We continue to observe the beneficial effects of our roll-up strategy of Telephone Answering Services and our migration from a basic PERS product offering to a comprehensive telehealth offering. We also expect to achieve improved gross profit margins through the consolidation of both our fulfillment and engineering facilities into the new centralized operation in Long Island City, New York by the end of 2006. Mr. Siegel further commented, “AMAC is committed to expanding its health and safety monitoring services division (HSMS) to include call-center-based, health and disease management services as an adjunct component of its remote patient monitoring platform. This expansion is expected to allow AMAC to compete more effectively for business from a broader spectrum of organizations involved in the management and care of chronic disease.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cashflow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three months ended March 31, 2006 and 2005 and balance sheets as of March 31, 2006 and December 31, 2005 are attached.

AMAC SELECTED FINANCIAL DATA

	3/31/2006	3/31/2005

Revenues	$7,150,211	$5,238,570

Net Income	$279,767	$226,499

Net Income per Share
Basic	$0.03	$0.03
Diluted	$0.03	$0.03

Basic Weighted Average
Shares Outstanding	8,774,571	8,096,557

Diluted Weighted Average
Shares Outstanding	9,271,554	8,879,144

CONDENSED BALANCE SHEET
		March 31,	December 31,
		2006	2005
		(Unaudited)
ASSETS

Current Assets		$8,177,848	$8,343,781
Fixed Assets - Net		8,644,085	7,810,658
Other Assets		13,709,405	10,440,897

Total Assets		$30,531,338	$26,595,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities		$5,540,178	$4,495,784
Deferred Income Tax		1,037,000	971,000
Long-term Debt		4,275,562	2,429,396
Other Liabilities		457,168	315,230

Total Liabilities		$11,309,908	$8,211,410

Stockholders’ Equity		19,221,430	18,383,926
Total Liabilities and Stockholders’ Equity		$30,531,338	$26,595,336

Earnings before interest, taxes and depreciation and amortization for the three months and trailing twelve months ended March 31, 2006 and 2005.

		Add:		Less:
	3/31/06	12/31/2005	Subtotal	3/31/2005	Total

Net Income	279,767	932,436	1,212,203	226,499	985,704

Add Backs:
Taxes	238,000	866,000	1,104,000	210,000	894,000
Interest	62,042	52,638	114,680	12,404	102,276
Depreciation & Amort.	779,046	3,061,668	3,840,714	714,336	3,126,378

EBITDA	1,358,855				5,108,358

		Add:		Less:
	3/31/05	12/31/2004	Subtotal	3/31/2004	Total

Net Income	226,499	410,606	637,105	179,802	457,303

Add Backs:
Taxes	210,000	398,000	608,000	175,000	433,000
Interest	12,404	58,184	70,588	15,917	54,671
Depreciation & Amort.	714,336	3,071,424	3,785,760	713,776	3,071,984

EBITDA	1,163,239				4,016,958